SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             AMENDMENT NO. 6
                                    TO
                             SCHEDULE 14D-9

                   Solicitation/Recommendation Statement
                    Pursuant to Section 14(d)(4) of the
                      Securities Exchange Act of 1934

                         FIRST INTERSTATE BANCORP
                         (Name of Subject Company)

                          FIRST INTERSTATE BANCORP
                     (Name of Person Filing Statement)

                   COMMON STOCK, PAR VALUE $2.00 PER SHARE
           (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                       (Title of Class of Securities)

                                  320548100
                     (CUSIP Number of Class of Securities)

                           WILLIAM J. BOGAARD, ESQ.
                   EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           FIRST INTERSTATE BANCORP
                            633 WEST FIFTH STREET
                            LOS ANGELES, CA 90071
                               (213) 614-3001
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                   AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                    ON BEHALF OF THE PERSON FILING STATEMENT)

                                    COPY TO:

                              FRED B. WHITE III, ESQ.
                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                 919 THIRD AVENUE
                              NEW YORK, NEW YORK 10022
                                  (212) 735-3000


               First Interstate Bancorp ("First Interstate") hereby amends and supplements its statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission on November 20, 1995, as amended by Amendments No. 1 through No. 5 thereto (the "Schedule 14D-9"). Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 14D-9.

          ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

               The following Exhibits are filed herewith:

          Exhibit 48: Press Release issued by First Interstate, dated January 4, 1996.


                                  SIGNATURE

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   FIRST INTERSTATE BANCORP

                                    By: /s/ William J. Bogaard

                                         William J. Bogaard
                                         Executive Vice President
                                         and General Counsel

          Dated:  January 5, 1996